Exhibit 99.6

[LETTERHEAD OF MORGAN STANLEY & CO. LLC]

The Board of Directors

Time Warner Cable Inc.

60 Columbus Circle

New York, NY 10023

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated February 12, 2014, to the Board of Directors of Time Warner Cable Inc. (“TWC”) as Annex E to, and reference thereto under the headings “Summary — Opinions of TWC’s Financial Advisors — Opinion of Morgan Stanley & Co. LLC” and “TWC Proposal I: Adoption of the Merger Agreement and Comcast Proposal I: Approval of the Stock Issuance — Opinions of TWC’s Financial Advisors — Opinion of Morgan Stanley & Co. LLC” in, the joint proxy statement/prospectus relating to the proposed merger involving TWC and Comcast Corporation (“Comcast”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Comcast (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Morgan Stanley & Co. LLC
MORGAN STANLEY & CO. LLC

March 20, 2014